Exhibit 99.1
GigaCloud Technology Inc Announces Planned Retirement of Head of Brand Center
EL MONTE, Calif., April 22, 2026 (GLOBE NEWSWIRE) -- GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B ecommerce technology solutions for large parcel merchandise, today announced that Marshall Bernes, the Company’s Head of Brand Center, has informed the Company of his intention to retire from his executive officer position within the next six months.
Mr. Bernes will continue to serve as a member of the Company’s Board of Directors following his retirement from the executive role, ensuring continuity and ongoing strategic guidance.
As the founder of Noble House, Mr. Bernes has supported in its integration with the Company, led the development of the Company’s Brand Center and established relationships with brands and related products offerings over the past three years. The Brand Center is the Company’s business unit which oversees product design and branding. The Company believes that Mr. Bernes’ contributions have supported the expansion of its product offerings and enhanced value for its ecosystem partners.
The Company has initiated a transition and succession planning process and expects to appoint one or more seasoned industry professionals to assume responsibility for the Brand Center and related functions. The transition is expected to occur in an orderly manner prior to Mr. Bernes’ retirement, with the goal of maintaining operational continuity.
“Marshall has been instrumental in advancing our brand partnership strategy and building out our Brand Center capabilities,” said Larry Wu, Founder and Chief Executive Officer of the Company. “We appreciate his leadership and contributions and look forward to his continued service on our Board.”
Mr. Bernes added, “It has been a privilege to work with the Company’s talented team and help develop these initiatives. I remain committed to supporting the Company’s long-term strategy in my capacity as a director.”
About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B technology solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery, payments and logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.

Exhibit 99.1
For investor and media inquiries, please contact:
GigaCloud Technology Inc
Investor Relations
Email: ir@gigacloudtech.com
PondelWilkinson Inc.
Todd Kehrli (Investors) – tkehrli@pondel.com
Laurie Berman (Investors) – lberman@pondel.com
George Medici (Media) – gmedici@pondel.com